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                                                                     Exhibit 3.2
Form CD-26-5m-8-83

                       THE COMMONWEALTH OF MASSACHUSETTS
                 OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE
                       MICHAEL JOSEPH CONNOLLY, Secretary
                   ONE ASHBURTON PLACE, BOSTON, MASS.  02108

                                             FEDERAL IDENTIFICATION
                                             NO.   04-2906463
                                                  -----------------

                 CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING
                          A SERIES OF A CLASS OF STOCK

                     General Laws, Chapter 156B, Section 26


                                   ---------

We,             John F. Geraghty              , Vice President, and
                Douglas F. Flood               , Clerk of

                FTP Software, Inc.
located at      100 Brickstone Square, Andover, MA  01810

do hereby certify that at a meeting of the directors of the corporation held on December 1, 1995, the following vote establishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted:

       See Continuation Sheets numbered 2A-2G


NOTE: Votes for which the space provided above is not sufficient should be set out on continuation sheets to be numbered 2A, 2B, etc. Continuation sheets must have a left-hand margin 1 inch wide for binding and shall be 8 1/2" x 11". Only one side should be used.
       ============
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                  CERTIFICATE OF DESIGNATION, PREFERENCES AND
                                RIGHTS OF JUNIOR
                                PREFERRED STOCK

                                       of

                               FTP SOFTWARE, INC.

                   Pursuant to Chapter 156B Section 26 of the
                     Massachusetts Business Corporation Law

     We, John F. Geraghty, Vice President, and Douglas F. Flood, Clerk, of FTP Software, Inc., a corporation organized and existing under the Massachusetts Business Corporation Law, in accordance with the provisions of Chapter 156B
Section 26 thereof (the "Corporation"), DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors (the "Board of Directors") by the Restated Articles of Organization of the Corporation, the Board of Directors on December 1, 1995 adopted a vote providing for the authorization of a series of Preferred Stock, as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Articles of Organization, a series of preferred stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

      Section 1.  Designation and Amount.  The shares of such series shall be
                  ----------------------
                  designated as "Junior Preferred Stock" (the "Junior Stock") and the number of shares constituting such series shall be 500,000. The number of shares of Junior Stock may be increased or decreased by a vote duly adopted by the Board of Directors, but may not be decreased below the number of shares of Junior Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon conversion of any outstanding securities convertible into Junior Stock.

      Section 2.  Dividends and Distributions.

      a. Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Junior Stock with respect to dividends, the holders of shares of Junior

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                  Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment set forth in Section 8 hereof, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Stock.

      b. The Corporation shall declare a dividend or distribution on the Junior Stock as provided in paragraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of or a subdivision with respect to Common Stock); provided,
                                                                  --------
                  however, that, in the event no dividend or distribution shall
                  -------
                  have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

      c. Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date on is a date after the record date for the determination of holders of shares of Junior Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall be in to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Stock in an amount less than the total amount of such dividends at the time accrued and payable

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             on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

      Section 3.  Voting Rights.  The holders of shares of Junior Stock shall
                  -------------
                  have the following voting rights:

      a. Subject to the provision for adjustment set forth in Section 8 hereof, each share of Junior Stock shall entitle the holder thereof to one hundred votes on all matters submitted to a vote of the stockholders of the Corporation.

      b. Except as otherwise provided herein or required by applicable law, the holders of shares of Junior Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

      c. Except as set forth herein or required by applicable law, holders of Junior Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      Section 4.  Certain Restrictions
                  --------------------

      a. Whenever quarterly dividends or other dividends or distributions payable on the Junior Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Stock outstanding shall have been paid in full, the Corporation shall not:

                        i. declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Stock;

                       ii. declare or pay dividends on or make any other distributions on any shares of stock ranking on a

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                            parity (either as to dividends or upon liquidation,
                            dissolution or winding up) with the Junior Stock, except dividends paid ratably on the Junior Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                      iii. redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock (A) in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Stock, or (B) in accordance with subparagraph (iv) of this Section 4(a); or

                       iv. redeem or purchase or otherwise acquire for consideration any shares of Junior Stock, or any shares of stock ranking on a parity with the Junior Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of the outstanding shares of such stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            b. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares.  Any shares of Junior Stock redeemed, purchased
            -----------------
            or otherwise acquired by the Corporation in any manner whatsoever shall be

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            retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of preferred stock to be created by vote or votes of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.  Liquidation, Dissolution or Winding Up.
            --------------------------------------

        a. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of Common Stock or any other stock of the Corporation ranking junior (upon liquidation, dissolution or winding up) to the Junior Stock unless, prior thereto, the holders of shares of Junior Stock shall have received $100.00 per share plus an amount equal to all accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such distribution (the "Junior Liquidation Preference"). Following the payment of the full amount of the Junior Liquidation Preference, no additional distributions shall be made to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Common Stock (which term shall include, for the purposes only of this Section 6, any series of the Corporation's Preferred Stock ranking on a parity with the Common Stock upon liquidation, dissolution or winding up) shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing the Junior Liquidation Preference by 100 (as appropriately adjusted as set forth in Section 8 hereof to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock; such number in this clause (ii), as the same may be adjusted from time to time, is hereinafter referred to as the "Adjustment Number"). In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then any remaining assets shall be distributed ratably to the holders of Common Stock. Following the payment of the full amount of the Junior Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Junior Stock and Common Stock, respectively, holders of shares of Junior Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of any remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Junior Stock and Common Stock, on a per share basis, respectively.

        b. In the event, however, that there are not sufficient assets available to permit payment in full of the Junior Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Junior Stock, then any remaining assets shall be distributed ratably to the holders of the Junior Stock and the holders of such parity stock in proportion to their respective liquidation preferences.

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        c.  None of the merger or consolidation of the Corporation into or with any other entity, the sale of all or substantially all of the property and assets of the Corporation or the distribution to the stockholders of the Corporation of all or substantially all of the consideration for such sale, unless such consideration (apart from the assumption of liabilities) or the net proceeds thereof consists substantially entirely of cash, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 6.

        d. Each share of Junior Stock shall stand on a parity with each other share of Junior Stock or any other series of the same class of preferred stock upon voluntary or involuntary liquidation, dissolution or distribution of assets or winding up of the Corporation.

Section 7.  Consolidation, Merger, etc.  In the case the Corporation shall enter
            ---------------------------
            into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the outstanding shares of Junior Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment set forth in Section 8 hereof) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8.  Certain Adjustments.  In the event the Corporation shall at any time
            -------------------
            declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the amounts set forth in Sections 2(a) and (b), 3(a), 6(a) and 7 hereof with respect to the multiple of cash and non-cash dividends, votes, the Junior Liquidation Preference and an aggregate amount of stock, securities, cash and/or other property referred to in Section 7 hereof, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 9.  Ranking.  The Junior Stock shall rank pari passu with (or if
            -------                               ---- -----
            determined by the Board of Directors in any vote establishing any other series of preferred stock, either senior and prior in preference to, or junior and subordinate to, as the case may be) each other series of preferred stock with respect to dividends and/or preference upon liquidation, dissolution or winding up.

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Section 10.  Redemption.  The shares of Junior Stock may be purchased by the
             ----------
             Corporation at such times and on such terms as may be agreed to between the Corporation and the redeeming stockholder, subject to any limitations which may be imposed by law or the Restated Articles of Organization of the Corporation.

Section 11.  Amendment.  The Restated Articles of Organization of the
             ---------
             Corporation, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Junior Stock, voting together as a single class.

Section 12.  Fractional Shares.  Junior Stock may be issued in fractions of a
             -----------------
             share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Junior Stock.

     IN WITNESS WHEREOF, this Certificate of Designation was executed on behalf of the Corporation by its Vice President and attested by its Clerk on December 11, 1995.


                                   By:  /s/ John F. Geraghty
                                       ----------------------------------------
                                        Vice President

Attest:


By:  /s/ Douglas F. Flood
   ---------------------------------
     Clerk

[SEAL]

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     IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 11th day of December in the year 1995.



                         /s/ John F. Geraghty
                        ----------------------------------------------
                         Vice President



                        /s/ Douglas F. Flood
                        ----------------------------------------------
                         Clerk


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                       THE COMMONWEALTH OF MASSACHUSETTS


                 Certificate of Vote of Directors Establishing

                          A Series of a Class of Stock

                    (General Laws, Chapter 156B, Section 26)

          I hereby approve the within certificate and, the filing fee in the amount of $100.00 having been paid, said certificate is hereby filed this ___ day of December 1995.


                                      MICHAEL JOSEPH CONNOLLY
                                      Secretary of State


                         TO BE FILED IN BY CORPORATION

                      Photo Copy of Certificate to be Sent

TO:
                                David C. Chapin
                                  Ropes & Gray
                            One International Place
                                Boston, MA 02110
Telephone:                        617-951-7000


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